Exhibit 21.1

SUBSIDIARIES OF BOXED, INC.

Name of Subsidiary	Jurisdiction of Organization
Boxed, LLC	Delaware
Jubilant LLC	Delaware
Ashbrook Commerce Solutions LLC	Delaware
BOXED MAX LLC	Delaware